Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, PA 19103-7300 www.dlapiper.com

March 16, 2026

Aprea Therapeutics, Inc.

3805 Old Easton Road

Doylestown, PA 18902

RE: Aprea Therapeutics, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Aprea Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 327,701 shares (the “Plan Shares”) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued pursuant to equity awards granted pursuant to the Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures (including, without limitation, all signatures via DocuSign, eSignature or similar technology), the authenticity and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“PDF”) copies (and the authenticity of the originals of such copies), the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company, which we assume to be accurate and complete, and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware (without regard for decisional law). We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we disclaim any undertaking to advise you hereafter of any facts, circumstances, events or developments hereafter occurring or coming to our attention which may alter, affect or modify the opinions expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)